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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Atlas Trust Company (Jersey) Limited
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   (Last)               (First)                 (Middle)

   P.O. Box 246, Suite 1, Britannia Place
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                                    (Street)

   St. Helier      Jersey, Channel Islands   JE4 5PP
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   (City)               (State)                 (Zip)


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2. Issuer Name AND Ticker or Trading Symbol

   uDate.com, Inc. (UDAT)
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3. IRS or Social Security Number of Reporting Person (voluntary)


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4. Statement for Month/Day/Year

   09/16/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                         2A.        3.           Disposed of (D)                 Owned Follow-  Form:     7.
                                         Deemed     Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                              2.         Execution  Code         ------------------------------- Transac-       (D) or    Indirect
1.                            Transac-   Date, if   (Instr. 8)                   (A)             tions(s)       Indirect  Beneficial
Title of Security             tion Date  any        ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy) (mm/dd/yy)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Common Stock                  09/16/02               S               12,500      D      $2.00    10,224,331     (I)       (1)
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          Deriva-   Owner-
                                                                                                          tive      ship
             2.                                                                                           Securi-   Form of
             Conver-                           5.                              7.                         ties      Deriv-   11.
             sion                              Number of                       Title and Amount           Bene-     ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ficially  Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Owned     ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
             Price    Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Transac-  direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      tion(s)   (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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

Explanation of Responses:

(1) Explanation of Responses: Ownership by Atlas Trust Company (Jersey) Limited as Trustee for Internet Investments Inc. Employee Benefits and Shares Trust. Atlas Trust Company (Jersey) Limited disclaims pecuniary interest for these shares

          Date:  September 18, 2002

          The COMMON SEAL of)                        /s/ Ian Richard Swindale
                                                   -----------------------------
          Atlas Trust Company (Jersey) Limited)    Director
          Was hereunto affixed in the)
          presence of)
                                                     /s/ Ian Robert Dove
                                                   -----------------------------
                                                   Director/Authorized Signatory


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.